EXHIBIT 99.1

Aastrom Biosciences Reports Fourth-Quarter and Year-End 2012 Financial Results

Conference Call Today at 4:30 PM Eastern Time

ANN ARBOR, Mich., March 18, 2013 (GLOBE NEWSWIRE) -- Aastrom Biosciences, Inc. (Nasdaq:ASTM), the leading developer of patient-specific expanded multicellular therapies for the treatment of severe chronic cardiovascular diseases, today reported financial results for the fourth quarter and year ended December 31, 2012.

Aastrom reported a net loss attributable to common shareholders of $7.9 million, or $0.18 per share, for the fourth quarter and $33.5 million, or $0.81 per share, for the year ended December 31, 2012 compared to a net loss of $2.8 million, or $0.07 per share, and $19.7 million, or $0.51 per share, for the same periods in 2011. The increase in net loss for both periods is primarily due to the non-cash change in the fair value of warrants, the non-cash accretion of our convertible preferred stock and increases in research and development expenses.

Research and development expenses for the quarter and year ended December 31, 2012 were $6.0 million and $26.0 million, respectively, versus $5.9 million and $21.3 million for the same periods in 2011. The increase in R&D expenses for both periods was primarily attributable to the launch of the Phase 2b ixCELL-DCM clinical study and the ongoing Phase 3 REVIVE clinical program for ixmyelocel-T, as well as an increase in non-cash stock-based compensation expenses.

General and administrative expenses for the quarter and year ended December 31, 2012 were $1.6 million and $7.8 million, respectively, compared to $1.9 million and $7.7 million for the same periods in 2011. The fourth quarter of 2012 includes a reversal of nearly $1 million in non-cash stock based compensation expense related to stock option forfeitures. This was offset by an increase in non-cash stock based compensation expense before the forfeiture adjustment and slightly higher legal and consulting costs.

Other income for the quarter and year ended December 31, 2012 was $1.0 million and $4.3 million, respectively, compared to $5.0 million and $9.4 million for the same periods a year ago. The fluctuations are due to non-cash changes in the fair value of the company's outstanding warrants, primarily driven by the change in the fair market value of the company's common stock in these periods.

As of December 31, 2012, the company had $13.6 million in cash and cash equivalents, compared to $5.5 million in cash and cash equivalents at December 31, 2011. For the quarter and year ended December 31, 2012, cash used for operations was $7.3 million and $29.5 million, respectively.

Recent Business Highlights

During and since the fourth quarter of 2012, the company has:

  Appointed Nick Colangelo as president and chief executive officer;
  Initiated patient enrollment in the Phase 2b ixCELL-DCM clinical study of ixmyelocel-T in patients with ischemic dilated cardiomyopathy;
  Increased the number of clinical investigators and sites participating in the Phase 3 REVIVE clinical study of ixmyelocel-T in patients with critical limb ischemia; and
  Appointed Joyce Frey-Vasconcells, Ph.D., to the company's scientific advisory board.

Nick Colangelo, Aastrom's president and chief executive officer, stated: "I am honored to have joined Aastrom at a time when we are making important progress in advancing our ixmyelocel-T clinical programs for patients with severe cardiovascular diseases who have poor or no treatment options. In the year ahead, we will be focused on completing enrollment in the Phase 2b ixCELL-DCM study, accelerating the rate of enrollment in the Phase 3 REVIVE study, addressing our capital requirements and managing our programs and resources as efficiently as possible. I am excited about the opportunities before us and look forward to reporting on our progress throughout 2013."

Conference Call Information

Aastrom's management will host a conference call to discuss these results at 4:30 p.m. Eastern time today. Interested parties should call toll-free (877) 312-5881, or from outside the U.S. (253) 237-1173 and use conference ID 92135677. The call will be available live in the Investors section of Aastrom's website at http://investors.aastrom.com/investors.cfm. A replay of the call will be available until March 22, 2013 by calling (855) 859-2056, or from outside the U.S. at (404) 537-3406 and using conference ID 92135677. A podcast will also be available after the live event at http://investors.aastrom.com/events.cfm.

About Aastrom Biosciences

Aastrom Biosciences is the leader in developing patient-specific, expanded multicellular therapies for use in the treatment of patients with severe, chronic cardiovascular diseases. The company's proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient's own bone marrow and delivered directly to damaged tissues. Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a Phase 3 clinical program to study patients with critical limb ischemia and a Phase 2b clinical trial in patients with ischemic dilated cardiomyopathy. For more information, please visit Aastrom's website at www.aastrom.com. For more information on the pivotal REVIVE Phase 3 clinical trial, please visit the trial website at www.revivecli.com.

The Aastrom Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3663

This document contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," "we intend," and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management's current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

AASTROM BIOSCIENCES, INC.
(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	December 31,
	2011	2012
ASSETS
Cash and cash equivalents	$ 5,530	$ 13,638
Other current assets	645	352
Property and equipment, net	1,564	1,118
Total assets	$ 7,739	$ 15,178

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT
Warrant liabilities	$ 16,625	$ 1,995
Other current liabilities	4,045	3,664
Long-term debt	40	6
Series B-1 non-voting convertible preferred stock	--	3,923
Series B-2 voting convertible preferred stock	--	37,690
Shareholders' deficit	(12,971)	(32,100)
Total liabilities, convertible preferred stock and shareholders' deficit	$ 7,739	$ 15,178

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2012	2011	2012

REVENUES	$ --	$ 19	$ 18	$ 21

COSTS AND EXPENSES
Cost of product sales and rentals	--	4	4	6
Research and development	5,904	6,013	21,330	26,025
Selling, general and administrative	1,930	1,619	7,724	7,750
Total costs and expenses	7,834	7,636	29,058	33,781

LOSS FROM OPERATIONS	(7,834)	(7,617)	(29,040)	(33,760)

OTHER INCOME (EXPENSE)
Decrease in fair value of warrants	5,044	959	9,329	4,248
Other income, net	1	8	43	38
Total other income	5,045	967	9,372	4,286

NET LOSS	(2,789)	(6,650)	(19,668)	(29,474)

ACCRETION OF CONVERTIBLE PREFERRED STOCK	--	1,255	--

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$ (2,789)	$ (7,905)	$ (19,668)	$ (33,467)

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS (Basic and Diluted)	$ (0.07)	$ (0.18)	$ (0.51)	$ (0.81)

Weighted average number of common shares outstanding (Basic and Diluted)	38,635	43,784	38,627	41,199
CONTACT: Media contact
         Andrea Coan
         Berry & Company
         acoan@berrypr.com
         (212) 253-8881

         Investor contact
         Chad Rubin
         The Trout Group
         crubin@troutgroup.com
         (646) 378-2947